PRESS RELEASE

SMART PEOPLE
SUPERB TECHNOLOGY

ssctech.com

Exhibit 99.1

SS&C Completes Acquisition of Eze Software

WINDSOR, CT, October 1, 2018 (PR NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC), a global provider of financial services software and software-enabled services, today announced that it has completed the acquisition of Eze Software, a leading global provider of investment management solutions.

Eze Software serves asset managers, including a mix of hedge fund, long-only asset manager, multi-manager and asset owner clients. As a result of the acquisition, SS&C adds 1,050 employees in 15 offices and more than 2,500 clients across five continents.

“We are pleased to welcome Eze clients and employees,” said Bill Stone, Chairman and Chief Executive Officer, SS&C Technologies. “The addition of Eze aligns with SS&C's innovation strategy to transform investment operations. SS&C gives Eze the global scale and services infrastructure to accelerate its already impressive momentum.”

“With the combined power of our complementary offerings, a strong commitment to customer service and SS&C’s leadership in the alternatives space, we are confident that together we can deliver even better technology and service,” said Jeff Shoreman, CEO and President of Eze Software.

Under the terms of the agreement, as announced on July 31, 2018, SS&C purchased Eze Software in an all-cash transaction of $1.45 billion. In 2017, Eze Software had total revenues of $280 million and Adjusted EBITDA of $105 million. As previously announced, SS&C expects $30 million of run-rate costs savings, achieved by 2021. SS&C funded the acquisition with a combination of cash and $875 million in incremental term loan debt. The transaction is expected to be immediately accretive to adjusted earnings per share.

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About Eze Software

Eze Software is a global leading provider of investment management software solutions designed to optimize operational and investment alpha throughout the entire investment process. Eze Software provides the platform for growth for the entire investment management community, maximizing efficiencies across order management, trade execution & analytics, portfolio analytics & modeling, compliance & regulatory reporting, commission management, and portfolio & investor accounting. For more than 20 years Boston-based Eze Software has been driving innovation in financial technology. Today, Eze Software partners with more than 2,500 buy- and sell-side institutions in 45 countries from their 15 offices worldwide. For more information, visit www.ezesoft.com.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut and has offices around the world. Some 13,000 financial services and healthcare organizations, from the world's largest institutions to local firms, manage and account for their investments using SS&C's products and services.

SOURCE: SS&C

Additional information about

SS&C (Nasdaq:SSNC) is available at www.ssctech.com.

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For more information

Patrick Pedonti | Chief

Financial Officer, SS&C

Technologies

Tel: +1-860-298-4738 | E-mail:

InvestorRelations@sscinc.com

Justine Stone | Investor

Relations, SS&C Technologies

Tel: +1- 212-367-4705 | E-mail:

InvestorRelations@sscinc.com

Media Contacts

Randi Casciano

PAN Communications

Tel: (617) 502-4328
E-mail: ssc@pancomm.com